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                       ACCOUNTANT'S CONSENT



The Board of Directors
Adirondack Financial Services Bancorp, Inc.


  We consent to the incorporation by reference in this Registration Statement on Form S-8 of Adirondack Financial Services Bancorp, Inc. of our report dated December 12, 1997, relating to the statements of financial condition of Gloversville Federal Savings and Loan Association as of September 30, 1997 and 1996 and the related statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended September 30, 1997.





/s/ KPMG PEAT MARWICK, LLP


Albany, New York
July 21, 1998